Conference Call 3Q25-Results

Disclaimer and Forward-Looking Statement This presentation may contain forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in Company’s Annual Report on Form 20-F, as well as periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. The Company presented some figures converted from Argentine pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Note: Loma Negra’s financial information has been prepared in accordance with the Argentine Securities Commission (Comisión Nacional de Valores-CNV) and with International Financial Reporting Standards. Following the categorization of Argentina as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with IFRS. Consequently, starting July 1, 2018, the Company is reporting results applying IFRS rule IAS 29. IAS 29 requires that results of operations in hyperinflationary economies are reported as if these economies were highly inflationary as of January 1, 2018, and thus year-to-date, together with comparable results, should be restated adjusting for the change in general purchasing power of the local currency, using official indices. For comparison purposes and a better understanding of our underlying performance, in addition to presenting ‘As Reported’ results, we are also disclosing selected figures as previously reported excluding rule IAS 29. Additional information in connection with the application of rule IAS 29 can be found in our earnings report. 1

Volumes Recovery Loses Momentum As The Election Period Takes The Spotlight Cement business, volume recovery slows, down 5% YoY; margin nearly flat QoQ despite winter costs. As reported results Net revenues reached Ps. 209.3 billion, down 12.1% (US$ 154 million) Adjusted EBITDA stood at Ps. 43.5 billion, down 23.7% (US$ 36 million) Net Loss of Ps. 8.6 billion Consolidated Adjusted EBITDA margin reached 20.8%, with a contraction of 315 bps YoY from 24.0% Balance sheet remains solid, with Net Debt of US$ 206 million, representing a Net Debt/LTM Adjusted EBITDA ratio of 1.49x. Successful US$112.9M Class 5 bond issuance in July to refinance short-term debt, extending average duration and preserving a balanced maturity profile. Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 2

• Macro & Industry context • Revenues and Volumes

Recovery Trend Slows Down in 3Q Volumes Down 0.8% YoY in 3Q, but Up 7.4% YTD 10.4 5.0 -1.6 -1.3 3.9 3.0 3.0 -1.1 -1.9 2.6 5.8 6.3 20 21 20 22 20 23 20 24 20 25 e 20 26 e 20 27 e 2Q 24 3Q 24 4Q 24 1Q 25 2Q 25 GDP Growth1 (YoY Growth, %) Ap r Fe b Ja n M ar M ay N ovJu n Au g D ec Se p O ct 202520222021 2024 Monthly Industry Cement Sales3 (‘000 tons) 2023 -25 -25 -24 -10 -1 4 16 26 9 14 2 0 -18 -20 -15 -6 9 8 17 28 5 12 -3 0 1 Se p’ 24 O ct ’2 4 N ov ’2 4 D ic ’2 4 Ja n’ 25 Fe b’ 25 M ar ’2 5 Ab r’ 25 M ay ’2 5 Ju n’ 25 Ju l’2 5 Au g’ 25 Se p’ 25 O ct ’2 5 ISAC Cement Industry Ju l Industry Cement Sales by Type3 (%) Construction Activity2 & Monthly Industry Cement Sales3 (YoY Growth, %) (1) Source INDEC and BCRA (Argentina Central Bank) Market Expectations (REM) (2) Source INDEC: Construction activity indicator, ISAC (Indicador Sintético de la Actividad) . (3) Based on AFCP which reports standalone cement sales, while Loma Negra reports Cement, Masonry and lime sales (4) Mar’ 25 : As of the date of this presentation, ISAC figures were not released 56% 44% Bag Bulk 4 4

Recovery Loses Momentum Amid Election-Related Uncertainty Revenue Performance: Cement, masonry & lime: decreased by 13.2% year over year, reflecting a 5.4% decline in volumes and softer pricing dynamics, which impacted the YoY comparison despite sequential improvement. Concrete: remained flat YoY, as a 37.8% increase in volumes offset softer pricing performance.. Railroad: decreased 14.9% YoY. Volumes up 3.9%, while the price was affected by product mix. Aggregates: remained flat YoY, as a 26.3% increase in volumes offset softer pricing performance, impacted by an unfavorable product mix amid a challenging competitive environment 3Q25 3Q24 % Chg. Cement, masonry & lime MM Tn 1.37 1.44 -5.4% Concrete MM m3 0.16 0.12 37.8% Railroad MM Tn 1.12 1.08 3.9% Aggregates MM Tn 0.31 0.24 26.3% 3Q25 3Q24 % Chg. 182,535 210,401 -13.2% 19,347 19,352 0.0% 19,321 22,693 -14.9% 5,442 5,462 -0.4% Sales Volumes (1) Revenues (AR$ million) (2) (1) Sales volumes include inter-segment sales (2) Sales revenues include inter-segment sales and Other segments 5 Total Net Revenues 209,272 238,067 -12.1%

• Business Performance

Margins Remain Under Pressure in 3Q Consolidated Gross Profit declined 32.5% year over year, while the margin contracted by 524 basis points to 17.3%. In the Cement segment, effective cost management helped partially offset the impact of lower volumes, higher depreciation, and a softer pricing environment. Margin contraction was also observed across the other business segments. SG&A decreased by 11.7% YoY, mainly driven by lower freight, sales tax, and salary costs. As a percentage of sales, it remained flat at 9.2% YoY, despite the decline in the top line. 53,723 36,261 3Q24 3Q25 Gross Profit & Margin 21,830 19,282 3Q24 3Q25 Selling, General & Administrative As a % of Sales AR$ Million AR$ Million Gross Margin 22.6% 9.2% 7 17.3% 9.2%

EBITDA Margin Tightens YoY
But Remains Stable QoQ Despite Seasonal Costs

36 **Consolidated Adjusted EBITDA Million US$**

Down 23.7% in 3Q25 when measured in Ps.

20.8 **Cons. Adj. EBITDA Margin %**

Decreased by 315 bps. YoY & 40 bps QoQ

By segments

- **Cement, masonry cement and lime segment** Adjusted EBITDA margin stood at 24.2%, down 129 bps YoY, with effective cost management partially offsetting softer pricing performance.
- **Concrete** Adjusted EBITDA stood at -6.8% from 4.2% in 2Q24. Recovery in volumes fell short of overcoming market pressures.
- **Railroad** Adjusted EBITDA margin contracted by 920 bps YoY to 3.4%. The disrupted railway in Bahía Blanca continues to affect long-haul transport.
- **Aggregates** Adjusted EBITDA margin improved 36 bps, to -16,7% from -17.0% in 3Q24

Adjusted EBITDA & Margin


AR$ Million
Adjusted EBITDA Margin
24.0%
20.8%
-23.7%
57,024
43,536
3Q24
3Q25

US$ million	55	36

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

8

• Bottom line • Financial performance

Net Loss breakdown for 3Q25: Adjusted EBITDA decreased by 23.7% YoY Total finance cost of Ps. 28.7 billion in 3Q25 compared to a net gain of Ps. 16.6 billion in 3Q24 Foreign exchange loss of Ps. 29.8 billion in 3Q25, compared to Ps. 12.6 billion loss in 3Q24. Gain on net monetary position was Ps. 18.6 billion in 3Q25 compared to Ps. 45.5 billion in 3Q24, mainly due to a lower effect of inflation adjustments Net financial expense totaled Ps. 17.5 billion in 3Q25, compared to a Ps. 16.2 billion loss in the same period of 2024, primarily due to higher peso interest rates and a higher debt position Net Loss Attributable to Owners of the Company in 3Q25 was Ps. 8.5 billion, down from Ps. 27.6 billion in 3Q24 27,576 -8,468 3Q24 3Q25 Net Profit (Loss) Attributable to Owners AR$ Million 16,600 -28,733 3Q24 3Q25 Finance Gain (Costs), net AR$ Million Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 10 3Q Net Loss Amid Financial and Operational Headwinds

Balance Sheet Remains Strong
Latest Bond Issuance Further Optimizes Debt Maturities

- **Cash position and Investments** of Ps. 115.2 billion and total debt at Ps. 396.7 billion as of end of 3Q25.
- **Net Debt** of Ps. 281.5 billion (US$ 206 MM; down US$ 9 MM on a sequential basis).
- **Net Debt/ LTM Adj. EBITDA ratio** stood at 1.49x in 3Q25, up from 0.89x in FY24.
- Class 5 **Corporate Bond issuance** of US$ 112.9 million in July.
- In 3Q25, the cash generated in **Operating Activities** reached Ps. 31.9 billion from a cash generation of Ps. 83.8 billion in 3Q24, primarily driven by a lower operational result, higher working capital needs and a higher income tax paid.
- Cash used in **Investing Activities** rose mainly due to short-term allocations of the proceeds from the Class 5 bond issuance. **Capital expenditures** amounted to Ps. 14.6 billion in 3Q25, with the final disbursements of the 25kg bag project.

Cash Flow Highlights

amounts expressed in millions of pesos	3Q25	3Q24
Net cash generated by operating activities	**31,937**	**83,758**
Net cash used in investing activities	**(61,943)**	**(23,227)**
Net cash (used in) generated by financing activities	**74,281**	**45,808**
Cash and cash equivalents at the end of the period	**66,699**	**31,410**

Debt Maturity schedule (principal)


Ps.
USD
US$ Million
83
112
47
11
0
113
Cash Position
4Q25
1Q26
2Q26
2H26
2017

Debt by Currency


Ps. 19%
US$ 290 MM
US$ 81%

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

11

3Q25 Outlook

Outlook 2025 Volume recovery loses momentum amid electoral uncertainty Recovery experienced a temporary slowdown, but growth drivers remain in place. The recent electoral outcome and the ratification of the government’s economic plan could bring the stability needed to unlock postponed investment projects. As we approach the end of a challenging transition year, we remain optimistic about the outlook for a more prosperous Argentina. LOMA continues to focus on optimizing results and being ready to support the country’s development. 13

Financial Tables

Adjusted EBITDA Reconciliation & Margin Table 4: Adjusted EBITDA Reconciliation & Margin (amounts expressed in millions of pesos, unless otherwise noted) 2025 2024 % Chg. 2025 2024 % Chg. Adjusted EBITDA reconciliation: Net profit (Loss) (8,587) 27,871 n/a 15,693 160,396 -90.2% (+) Depreciation and amortization 25,344 23,552 7.6% 61,314 61,598 -0.5% (+) Tax on debits and credits to bank accounts 2,235 2,399 -6.8% 6,473 6,710 -3.5% (+) Income tax expense (4,190) 19,802 n/a 6,856 98,353 -93.0% (+) Financial interest, net 16,725 12,856 30.1% 32,024 62,992 -49.2% (+) Exchange rate differences, net 29,811 12,609 136.4% 64,892 40,383 60.7% (+) Other financial expenses, net 747 3,397 -78.0% 4,694 21,649 -78.3% (+) Gain on net monetary position (18,550) (45,462) -59.2% (65,195) (293,039) -77.8% Adjusted EBITDA 43,536 57,024 -23.7% 126,751 159,042 -20.3% Adjusted EBITDA Margin 20.8% 24.0% -315 bps 21.9% 24.8% -289 bps Three-months ended September 30, Nine-months ended September 30,

Balance Sheet As of September 30, As of December, 31 2025 2024 ASSETS Non-current assets Property, plant and equipment 1,272,919 1,285,766 Right to use assets 3,213 3,874 Intangible assets 6,332 3,534 Investments 85 85 Goodwill 844 844 Inventories 98,451 81,677 Other receivables 1,765 7,628 Other assets 403 830 Total non-current assets 1,384,012 1,384,237 Current assets Inventories 233,654 246,084 Other receivables 40,954 16,870 Trade accounts receivable 74,297 60,067 Investments 103,844 706 Cash and banks 11,377 9,727 Total current assets 464,126 333,453 TOTAL ASSETS 1,848,138 1,717,690 Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 322,487 322,487 Reserves 645,125 457,529 Retained earnings 16,076 187,596 Accumulated other comprehensive income - - Equity attributable to the owners of the Company 983,688 967,612 Non-controlling interests (655) (271) TOTAL SHAREHOLDER'S EQUITY 983,034 967,341 LIABILITIES Non-current liabilities Borrowings 155,376 85,646 Accounts payables - - Provisions 14,486 13,710 Salaries and social security payables 1,273 1,840 Debts for leases 1,541 2,193 Other liabilities 1,197 1,232 Deferred tax liabilities 315,673 319,076 Total non-current liabilities 489,546 423,698 Current liabilities Borrowings 241,364 122,796 Accounts payable 92,594 114,149 Advances from customers 8,989 7,819 Salaries and social security payables 16,480 21,844 Other liabilities - Related companies - - Tax liabilities 12,762 57,135 Debts for leases 2,023 1,693 Other liabilities 1,345 1,215 Total current liabilities 375,558 326,651 TOTAL LIABILITIES 865,104 750,349 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 1,848,138 1,717,690

Income Statement

Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)

(amounts expressed in millions of pesos, unless otherwise noted)

	Three-months ended September 30,			Nine-months ended September 30,		
	2025	2024	% Change	2025	2024	% Change
Net revenue	209,272	238,067	-12.1%	577,483	640,330	-9.8%
Cost of sales	(173,012)	(184,343)	-6.1%	(455,045)	(481,472)	-5.5%
Gross Profit	**36,261**	**53,723**	**-32.5%**	**122,438**	**158,859**	**-22.9%**
Share of loss of associates	-	-	n/a	-	-	n/a
Selling and administrative expenses	(19,282)	(21,830)	-11.7%	(60,448)	(63,823)	-5.3%
Other gains and losses	1,212	1,579	-23.2%	3,446	2,408	43.1%
Impairment of property, plant and equipment	-	-	n/a	-	-	n/a
Tax on debits and credits to bank accounts	(2,235)	(2,399)	-6.8%	(6,473)	(6,710)	-3.5%
Finance gain (cost), net						
Gain on net monetary position	18,550	45,462	-59.2%	65,195	293,039	-77.8%
Exchange rate differences	(29,811)	(12,609)	136.4%	(64,892)	(40,383)	60.7%
Financial income	1,383	747	85.0%	2,586	1,521	70.0%
Financial expenses	(18,855)	(17,000)	10.9%	(39,303)	(86,162)	-54.4%
Profit (loss) before taxes	**(12,777)**	**47,673**	**n/a**	**22,549**	**258,748**	**-91.3%**
Income tax expense						
Current	2,853	(17,988)	n/a	(10,259)	(68,383)	-85.0%
Deferred	1,337	(1,814)	n/a	3,402	(29,970)	n/a
Net Profit (Loss)	**(8,587)**	**27,871**	**n/a**	**15,693**	**160,396**	**-90.2%**
Net Profit (Loss) for the period attributable to:						
Owners of the Company	(8,468)	27,576	n/a	16,076	160,255	-90.0%
Non-controlling interests	(119)	295	n/a	(384)	141	n/a
NET PROFIT (LOSS) FOR THE PERIOD	**(8,587)**	**27,871**	**n/a**	**15,693**	**160,396**	**-90.2%**
Earnings per share (basic and diluted):	**(14.5122)**	**47.2609**	**n/a**	**27.5526**	**274.6532**	**-90.0%**

Statement of Cash Flows Table 7: Condensed Interim Consolidated Statement of Cash Flows (amounts expressed in millions of pesos, unless otherwise noted) 2025 2024 2025 2024 CASH FLOWS FROM OPERATING ACTIVITIES    Net Profit (Loss) (8,587) 27,871 15,693 160,396 Adjustments to reconcile net profit (loss) to net cash provided by operating activities    48,613 22,632 97,076 (27,359) Changes in operating assets and liabilities    (8,089) 33,256 (105,922) (39,193) Net cash generated by (used in) operating activities    31,937 83,758 6,847 93,844    CASH FLOWS FROM INVESTING ACTIVITIES    Proceeds from disposal of Yguazú Cementos S.A.    1,347 - 1,347 - Property, plant and equipment, Intangible Assets, net    (14,595) (22,983) (46,163) (61,931) Contributions to Trust    (410) (244) (1,108) (839) Investments, net (48,285) - (48,285) - Net cash used in investing activities    (61,943) (23,227) (94,209) (62,770)    CASH FLOWS FROM FINANCING ACTIVITIES    Proceeds / Repayments from borrowings, Interest paid    74,283 (45,808) 139,424 (20,097) Dividends paid (2) - (2) - Share repurchase plan - 0 - (725) Net cash generated by (used in) by financing activities    74,281 (45,808) 139,421 (20,823)    Net increase (decrease) in cash and cash equivalents    44,275 14,723 52,059 10,251 Cash and cash equivalents at the beginning of the year    16,843 17,886 10,432 17,886 Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") (5,083) (1,335) (7,313) (10,781) Effects of the exchange rate differences on cash and cash equivalents in foreign currency    10,664 137 11,521 719 Cash and cash equivalents at the end of the period    66,699 31,410 66,699 18,075 Nine-months ended September 30, Three-months ended September 30,

IR Contact Marcos I. Gradin Chief Financial Officer and Investor Relations Diego M. Jalón Head of Investor Relations investorrelations@lomanegra.com Thank you!